May 11, 2007

David Bassin

Re:	Amendment to Stock Option Agreement
(s) /Restricted Stock Award Agreement(s) and Employment Agreement

Dear David:

As you know, inVentiv Health, Inc. (the “Corporation”) has previously granted to you certain options (the “Options”) to purchase shares of common stock, $0.001 par value, of the Corporation. As of the date hereof, you are the owner of the following Options:

Option Number	Option Grant Date	Number of Option Shares
00001750	12/10/2003	5,500
00001918	11/1/2004	15,000
00002585	1/22/2007	10,960

Additionally, you have been awarded restricted shares of common stock, par value $.001 per share, of the Corporation (the “Restricted Stock”). As of this date hereof, you have been awarded the following Restricted Stock grants:

Award Number	Award Date	Number of Restricted Shares
00002215	1/3/2006	2,750
00002602*	1/22/2007	5,015
00002623	1/22/2007	5,015

* denotes a performance based grant.

We hereby confirm the following:

1. Section 1(c) of each option agreement/notice of grant relating to the Options listed above is hereby amended to provide that such Options and the shares of common stock subject thereto shall immediately vest in the event that your employment with the Corporation is terminated by the Corporation “Without Cause” (as defined in Section 5(d) of the Employment Agreement dated January 1, 2003 between you and the Corporation (the “Employment Agreement”)) within six (6) months following a “Change of Control” (as defined in Section 5(f) of the Employment Agreement) of the Corporation.

2. Section 3 of each of the notices of grant relating to award numbers 00002215 and 00002623 is hereby amended to provide that the shares of Restricted Stock subject thereto shall immediately vest in the event that your employment with the Corporation is terminated by the Corporation “Without Cause” within six (6) months following a “Change of Control” (in each case as so defined).

3. Section 3 of the notice of grant relating to award number 00002602 is hereby amended to provide that in the event your employment with the Corporation is terminated by the Corporation “Without Cause” within six (6) months following a “Change of Control” (in each case as so defined), a number of shares of Restricted Stock subject thereto equal to the Target Number (as defined in such notice of grant) shall immediately vest.

4. All future grants of Options and Restricted Shares will provide that the shares shall immediately vest in the event that your employment with the Corporation is terminated by the Corporation “Without Cause” within six (6) months following a “Change of Control”.

2.	Continuing Effectiveness of Stock Option Agreements/ Restricted Stock Awards

Except as modified herein, the above-referenced award documentation remains in full force and effect.

3.	Amendment to Employment Agreement

This letter shall serve to amend the January 1, 2003 Employment Agreement between you and the Company, as amended by the Amendment thereto dated April 1, 2003 (the "Employment Agreement"), in accordance with the following:

a.	Duties.

The first sentence of Section 2 of the Employment Agreement is hereby amended to read as follows:

The Executive shall serve as the Company’s Chief Financial Officer and shall perform such duties, functions and responsibilities as are associated with and incident to that position and as the Company may, from time to time, require of him.

b.	Fringe Benefits.

A sentence shall be added at the end of Paragraph 3 (b) to read as follows:

In addition to the benefits described above, the Company shall pay for the annual Country Club Membership dues on behalf of the Executive. Such annual dues shall be approximately $8,000.00 per annum, adjusted for reasonable annual increases by the Country Club..

c. Base Salary.

The first sentence of Section 3 (a) of the Employment Agreement is hereby amended to read as follows:

The Company shall pay the Executive a base salary at an annual rate of $290,000 payable at such times and in accordance with the Company's customary payroll practices as they may be adopted or modified from time to time.

d. Bonus.

Section 3 (c) of the Employment Agreement is hereby amended to read as follows:

The Executive shall be eligible for a bonus in each calendar year, based on the Executive’s success in reaching or exceeding performance objectives as determined by the Chief Executive Officer or his/her designee, the amount of such bonus, if any, to be determined in the discretion of the Company, and subject to the Executive remaining employed by the Company through the bonus payout date. Such bonus payout will be paid at the same time bonuses are paid to executive officers generally. The bonus range shall be 0 - 100% (50% target) of the Executive’s then current base salary, with the amount of such bonus, if any, that is awarded remaining subject to the discretion of the Company.

d. Car allowance.

Section 3(g) of the Employment Agreement is hereby amended to read as follows”

During the period of the Executive’s employment by the Company shall pay to the Executive as a car allowance the gross amount of $800 per month.

e. Additional Pay.

The first sentence of Section 3(h) of the Employment Agreement is hereby amended to read as follows:

If there is a Change in Control (as defined in paragraph 5(e) herein), and the Executive is employed by the Company upon the Change in Control, and, the Executive has satisfactorily performed all assigned duties, including using his best efforts to facilitate a Change in Control, the Company shall award the Executive fifty-two (52) weeks base pay (subject to the provisions of the next sentence), minus such deductions as may be required by law or reasonably requested by the Executive.

f. Continuing Effectiveness of Employment Agreement

Except as modified herein, the Employment Agreement shall remain in full force and effect in accordance with its terms.

Very truly yours,

INVENTIV HEALTH, INC.

By:_/s/ Eran Broshy_________________
Eran Broshy
Chairman & CEO

Accepted and agreed to by:_/s/ David Bassin_____________  Dated:______________         David Bassin